UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Diamondback Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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500 West Texas, Suite 1225
Midland, Texas 79701

NOTICE OF 2013 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Monday June 3, 2013 2:00 p.m. local time 6300 Waterford Boulevard Oklahoma City, Oklahoma 73118
April 30, 2013

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 6300 Waterford Boulevard, Oklahoma City, Oklahoma 73118 on Monday, June 3, 2013, at 2:00 p.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the enclosed proxy statement. Our 2012 Annual Report to Stockholders is either enclosed with these materials or has previously been mailed to you. This proxy statement and our 2012 Annual Report to Stockholders are also available on our website at http://ir.diamondbackenergy.com/.

In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to seeing you on June 3, 2013.

Sincerely,

Steven E. West
Chairman of the Board

DIAMONDBACK ENERGY, INC.
500 West Texas, Suite 1225
Midland, Texas 79701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2013

To the Stockholders of Diamondback Energy, Inc.:
The Annual Meeting of Stockholders of Diamondback Energy, Inc. will be held on June 3, 2013 at 2:00 p.m., local time, at 6300 Waterford Boulevard, Oklahoma City, Oklahoma 73118, for the following purposes:

1.	To elect five directors to serve until the Company’s 2014 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.
Only stockholders of record at the close of business on April 26, 2013 or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2013. This proxy statement and the Company’s 2012 Annual Report to Stockholders are available on the Company’s website at http://ir.diamondbackenergy.com/.

By Order of the Board of Directors,

Randall J. Holder
Vice President, General Counsel and
Secretary
This notice and proxy statement are first being mailed to stockholders on or about May 7, 2013.

DIAMONDBACK ENERGY, INC.
500 West Texas, Suite 1225
Midland, Texas 79701

PROXY STATEMENT

i

About the Annual Meeting
Who is soliciting my vote?
The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2013 Annual Meeting of Stockholders.
What am I voting on?
You are voting on:

•	The election of directors (see Proposal 1 beginning on page 4);

•	The ratification of Grant Thornton LLP as our independent auditors for 2013 (see Proposal 2 beginning on page 29); and

•	Any other business properly coming before the meeting.
How does the board of directors recommend that I vote my shares?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2013.
Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on April 26, 2013. Each share of common stock is entitled to one vote. As of April 26, 2013, we had 36,986,532 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 26, 2013 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.
How many votes are needed to approve each of the proposals?
The five nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposal 2 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against this proposal will be counted as votes cast.
Abstentions and broker non-votes will not be counted for voting purposes and will have no effect on the result of the vote on any of the proposals presented at the Annual Meeting.

How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote?
Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.
Will my vote be confidential?
Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2013 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on that proposal. This is a broker non-vote. The proposal to elect directors is not considered routine. As a result, no broker may vote your shares on the proposal to elect directors without your specific instructions.
How are votes counted?
In the election of directors contemplated by Proposal 1, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal 2 you may vote “FOR,” “AGAINST” or “ABSTAIN.”
What if I return my proxy but don’t indicate my vote on the matters listed on my proxy card?
If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card and FOR the ratification of Grant Thornton LLP as our independent auditors for 2013.
Could other matters be decided at the Annual Meeting?
We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.

What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
How can I access the Company’s proxy materials and annual report electronically?
This proxy statement and the Company’s 2012 Annual Report to Stockholders are available on the Company’s website at http://ir.diamondbackenergy.com/.

Board of Directors Information
What is the makeup of the board of directors and how often are the members elected?
Our board of directors consists of five members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.
What if a nominee is unable or unwilling to serve?
That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.
How are directors compensated?
Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.
Cash Compensation
In November 2012, our board of directors approved a change to the fee component of director compensation to provide for annual fees for non-employee directors of the Company in the amounts $20,000 for each director plus an additional annual payment of $15,000 for the chairperson and $10,000 for each other member of the Audit Committee and $10,000 for the chairperson and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.
Prior to the implementation of this policy, non-employee directors received a monthly retainer of $1,000 and a per meeting attendance fee of $500 and reimbursement of all ordinary and necessary expenses incurred in the conduct of our business.
Equity Compensation
From time to time, we provide our non-employee directors with equity compensation under our 2012 Equity Incentive Plan as additional compensation and incentive. Our current non-employee directors are Steven E. West, Michael P. Cross, David L. Houston, and Mark L. Plaumann. In October 2012, each non-employee director was granted 6,666 restricted stock units which vest in three annual installments of 2,222 restricted stock units, the first of which occurred on October 11, 2012, with the two remaining equal annual installments occurring on each anniversary of such date. Further details regarding our director compensation in 2012 are set forth under the heading “Director Compensation” below.
Insurance and Indemnification
We provide liability insurance for our directors and officers at a current annual cost of approximately $205,000. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.
How often did the board of directors meet in 2012?
Diamondback was incorporated in December 2011 as a holding company and did not conduct any material business operations prior to the completion of its initial public offering, or IPO. Diamondback had only one director until the

IPO, at which point its five-member board was appointed. Subsequent to the IPO, the board of directors met one (1) time in 2012. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended at least 75% of the aggregate meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies
(Proposal 1 on the Proxy Card)

Who are this year’s nominees?
The directors standing for election this year to hold office until the 2014 Annual Meeting of Stockholders and until each such director’s successor is elected are:
STEVEN E. WEST, age 52. Mr. West has served as a director of our company since December 2011 and Chairman of the Board since October 2012. Mr. West served as our Chief Executive Officer from January 1, 2009 to December 31, 2011. Since January 2011, Mr. West has been a partner at Wexford Capital LP, focusing on Wexford’s private equity energy investments. From August 2006 until December 2010, Mr. West served as senior portfolio advisor at Wexford. From August 2003 until August 2006, Mr. West was the chief financial officer of Sunterra Corporation, a former Wexford portfolio company. From December 1993 until July 2003, Mr. West held senior financial positions at Coast Asset Management and IndyMac Bank. Prior to that, Mr. West worked at First Nationwide Bank, Lehman Brothers and Peat Marwick Mitchell & Co., the predecessor of KPMG LLP. Mr. West holds a Bachelor of Science degree in Accounting from California State University, Chico. We believe Mr. West’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford, its portfolio companies and other financial institutions qualify him to serve on our board of directors.
TRAVIS D. STICE, age 51. Mr. Stice has served as our Chief Executive Officer since January 2012 and as a director of our company since November 2012. Prior to his current positions with us, he served as our President and Chief Operating Officer from April 2011 to January 2012. He served as a Vice President of Laredo Petroleum Holdings, Inc, from September 2008 to September 2010. Prior to that, Mr. Stice held a series of positions of increasing responsibilities at Burlington Resources until Burlington Resources' acquisition by ConocoPhillips in March 2006. He started his career with Mobil Oil in 1985. Mr. Stice has over 28 years of industry experience in production operations, reservoir engineering, production engineering and unconventional oil and gas exploration and over 20 years of management experience. Mr. Stice graduated from Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Stice is a registered engineer in the State of Texas, and is a 25-year member of the Society of Petroleum Engineers. We believe that Mr. Stice’s leadership within the company, his management experience, and his knowledge of the critical internal and external challenges facing the company and the oil and natural gas industry as a whole qualify him for service on our board of directors.
MICHAEL P. CROSS, age 61. Mr. Cross has served as a director of our company since October 2012. Mr. Cross is President and owner of Michael P. Cross, Inc., an independent oil and natural gas producer, a position he has held since July 1994. Mr. Cross also currently serves as a director of Warren Equipment Company, a position he has held since 2002. Mr. Cross has also served as a member of the Oklahoma Energy Resources Board since February 2005 and has been a member of the Executive Committee since 2007. Mr. Cross also served as a member of the Board of Directors of the Oklahoma Independent Petroleum Association for over 15 years. Mr. Cross served on the Board of Directors for OGE Energy GP LLC from October 2007 to October 2008. Mr. Cross also served as CEO and President of Windsor Energy Resources, Inc. from December 2005 until December 2006. Mr. Cross served as President and Manager of Twister Gas Services, L.L.C., an oil and gas exploration, production and marketing company, from its inception in 1996 until June 2003 and served as President of its predecessor, Twister Transmission Company, from 1990 to 1996. Mr. Cross graduated from Oklahoma State University in 1973 with a BS in Business Administration. We believe that Mr. Cross’s strong oil and gas background and executive management experience qualify him for service on our board of directors.
DAVID L. HOUSTON, age 60. Mr. Houston has served as a director of our company since October 2012. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Prior to 1991, Mr. Houston was President and Chief Executive

Officer of Equity Bank for Savings, F.A., an Oklahoma-based savings bank and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. In May 1992, in settlement of administrative litigation (and without any finding or admission of guilt) brought by the U.S. Office of Thrift Supervision against him in his capacity as an executive officer of a thrift institution, Mr. Houston entered into a consent order under which he agreed not to serve as an officer of, or participate in the affairs of, insured depository institutions. The order relates to alleged violations of certain lending practices in early 1990 or before .Mr. Houston served on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, from January 1993 until December 2008 and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. Mr. Houston has served as a director of Gulfport since July 1998 and is the chairman of its audit committee. He also served as a director of Bronco Drilling Company from May 2005 until December 2010 and was a member of its audit committee. Mr. Houston received a Bachelor of Science degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University. We believe that Mr. Houston’s financial background and his executive management experience qualify him for service on our board of directors.
MARK L. PLAUMANN, age 57. Mr. Plaumann has served as a director of our company since October 2012. He is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital LP. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. until October 2010 and currently serves as a director and audit committee chairman of Republic Airways Holdings, Inc., and a director of one private company. Mr. Plaumann also has served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, since October 2010. Mr. Plaumann holds an M.B.A. and a B.A. in Business from the University of Central Florida. We believe that Mr. Plaumann’s service on the boards of other public companies and his executive management experience, including previous experience as chairman of audit committees, qualifies him for service on our board of directors.
Investors Rights Agreement
In connection with our acquisition of oil and natural gas properties from Gulfport Energy Corporation, or Gulfport, immediately prior to the completion of our initial public offering in October 2012, we entered into an investors rights agreement with Gulfport under which Gulfport has a right, for so long as it beneficially owns more than 10% of our outstanding common stock, to designate one individual as a nominee to serve on our board of directors. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. Mr. David Houston is Gulfport’s nominee pursuant to the investor rights agreement.
What does the board of directors recommend?
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?
Our board of directors has the following committees:

Committee	Members		Principal Functions	Number of Meetings in 2012*
Audit	David L. Houston	•
Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.
one (1)
Michael P. Cross
Mark L. Plaumann**

		•	Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.
		•	Monitors our compliance with legal and regulatory requirements.
•
Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

		•	Reviews and approves related party transactions.
		•	Appoints, determines compensation, evaluates and terminates our independent auditors.
		•	Pre-approves audit and permissible non-audit services to be performed by the independent auditors.
		•	Prepares the report required by the SEC for the inclusion in our annual proxy statement.
		•	Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.

Compensation	David L. Houston	•	Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.	one (1)
Michael P. Cross**
Mark L. Plaumann
		•	Discharges the board of directors’ responsibilities relating to the compensation of our chief executive officer and other executive officers.
		•	Administers our equity-based compensation plans, including the grants of stock options and other equity awards under such plans.
		•	Makes recommendations to the board with respect to director compensation.
		•	Conducts annual performance evaluation of the committee.
		•	Reviews disclosure related to executive compensation in our proxy statement.
		•	Reviews and reassesses the adequacy of the compensation committee charter.

Committee	Members		Principal Functions	Number of Meetings in 2012*
Nominating	David L. Houston**	•	Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.	None
Michael P. Cross
Mark L. Plaumann
		•	Identifies and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.
		•	Evaluates candidates for board of directors membership, including those recommended by stockholders of the Company.
		•	Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.
		•	Reviews and recommends to the board of directors appropriate corporate governance guidelines for the Company.
		•	Conducts an annual assessment of the qualifications and performance of the board of directors.
		•	Annually reviews and reports to the board of directors on the performance of management.
		•	Reviews and reassesses the adequacy of the nominating committee charter.

*Our full five-member board of directors was appointed in connection with our IPO in October 2012. The number of meetings in 2012 refers to the period subsequent to our IPO.
**Committee Chairperson.

Do the committees have written charters?
Yes. The charters for our Audit Committee, Compensation Committee and Nominating Committee can be found on our website at www.diamondbackenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to Corporate Secretary, Diamondback Energy, Inc. 14301 Caliber Drive, Oklahoma City, OK 73134.

Corporate Governance Matters and Communications with the Board
Who are our independent directors?
Our board of directors has determined that David L. Houston, Michael P. Cross and Mark L. Plaumann meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.
Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that Mark L. Plaumann qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Our board of directors has also determined that each member of the Compensation Committee and the Nominating Committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.
Do our non-management directors meet separately without management?
Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. Since the completion of our initial public offering in October 2012 and the appointment of our full board of directors, our non-management directors met in an executive session on one (1) occasion in 2012.
How can I communicate with the board of directors?
Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Diamondback Energy, Inc., 14301 Caliber Drive, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.
Do directors attend the Annual Meeting?
Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders.

Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller and persons performing similar functions. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations—Corporate Governance” caption.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees
The Nominating Committee is comprised of three non-employee directors, all of whom are independent under Nasdaq listing standards. As provided by the Nominating Committee’s charter, our Nominating Committee identifies, evaluates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management.
Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. It is the policy of our board of directors that at all times at least a majority of its members meets the standards of independence promulgated by Nasdaq and the Securities and Exchange Commission, or the SEC, and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our stockholders’ operations and interests. In addition to the foregoing factors, our Nominating Committee considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our Nominating Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.
We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. In accordance with its charter, our Nominating Committee periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.
In connection with our acquisition of oil and natural gas properties from Gulfport Energy Corporation, or Gulfport, immediately prior to the completion of our initial public offering in October 2012, we entered into an investors rights agreement with Gulfport under which Gulfport has a right, for so long as it beneficially owns more than 10% of our outstanding common stock, to designate one individual as a nominee to serve on our board of directors. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. Mr. David Houston is Gulfport’s initial nominee pursuant to the investor rights agreement.
Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.
Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.
Our Nominating Committee approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the current board members for re-election at this

Annual Meeting, our Nominating Committee considered such directors’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 4 above.

Director Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our board of directors and works with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas, with the input from other members of the board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presides at meetings of our board of directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.
We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Three out of five directors on our board are independent under the Nasdaq listing standards and SEC rules, and Mr. Houston has been appointed as the lead director among our independent directors. In such capacity, Mr. Houston’s duties include presiding at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our Audit, Nominating and Compensation committees, each having a separate independent chairperson. Specifically, the chair of our Audit Committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our Nominating Committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.
Board of Director’s Role in Risk Oversight
As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions, including hurricanes, that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as the company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. It its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the company with senior management.
While our board of directors is ultimately responsible for risk oversight at the Company, our three committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Audit Committee Report
The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.diamondbackenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2012.
Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2012.
Discussions with Independent Auditing Firm. The Audit Committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.
Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
THE AUDIT COMMITTEE

Mark L. Plaumann, Chairman
Michael P. Cross
David L. Houston

Executive Officers
The following table sets forth the name, age and positions of each of our executive officers as of the record date:

Name	Age	Position
Travis D. Stice	51	Chief Executive Officer and Director
Teresa L. Dick	43	Chief Financial Officer, Senior Vice President
Russell D. Pantermuehl	53	Vice President—Reservoir Engineering
Paul S. Molnar	57	Vice President—Geoscience
Michael L. Hollis	37	Vice President—Drilling
William F. Franklin	58	Vice President—Land
Jeffrey F. White	56	Vice President—Operations
Randall J. Holder	59	Vice President, General Counsel and Secretary

Biographical information for Mr. Stice is set forth in this proxy statement under the heading “Election of Directors and Director Biographies.”
TERESA L. DICK. Ms. Dick has served as our Chief Financial Officer and Senior Vice President since November 2009. Prior to her current position with us, Ms. Dick served as our Corporate Controller from November 2007 until November 2009. From June 2006 to November 2007, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Ms. Dick has over 19 years of accounting experience, including over eight years of public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies.
RUSSELL D. PANTERMUEHL. Mr. Pantermuehl joined us in August 2011 as Vice President—Reservoir Engineering. Prior to his current position with us, Mr. Pantermuehl served as a reservoir engineering supervisor for Concho Resources Inc., an oil and gas exploration company, from March 2010 to August 2011. Mr. Pantermuehl worked for ConocoPhillips Company as a reservoir engineering advisor from January 2005 to March 2010. Mr. Pantermuehl also worked as an independent consultant in the oil and gas industry from March 2000 to December 2004. Mr. Pantermuehl received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University.
PAUL S. MOLNAR. Mr. Molnar joined us in August 2011 as Vice President—Geoscience. Prior to his current position with us, Mr. Molnar served as a Senior District Geologist for Samson Investment Company, an oil and gas exploration company, from March 2011 to August 2011. Mr. Molnar worked as an asset supervisor and geosciences supervisor for ConocoPhillips Company from April 2006 to February 2011. Mr. Molnar also worked as a geologic advisor for Burlington Resources, an oil and gas exploration company, from December 1996 to March 2006. Mr. Molnar has over 31 years of industry experience. Mr. Molnar received a Bachelor of Science degree in Geoscience from the State University of New York, College at Buffalo and a Master of Science degree in Geology from the State University of New York, University at Buffalo.
MICHAEL L. HOLLIS. Mr. Hollis joined us in September 2011 as Vice President—Drilling. Prior to his current position with us, Mr. Hollis served in various roles, most recently as drilling manager at Chesapeake Energy Corporation, an oil and gas exploration company, from June 2006 to September 2011. Mr. Hollis worked for ConocoPhillips Company as a senior drilling engineer from January 2004 to June 2006 and as a process engineer from 2001 to 2003. Mr. Hollis also worked as a production engineer for Burlington Resources from 1998 to 2001 as well as from June 2003 to January 2004. Mr. Hollis received his Bachelor of Science degree in Chemical Engineering from Louisiana State University.
WILLIAM F. FRANKLIN. Mr. Franklin joined us in August 2011 as Vice President—Land. Prior to his current position with us, Mr. Franklin worked for ConocoPhillips Company in various land management roles from May 1983 until July 2011. Mr. Franklin received a Bachelor of Arts degree in History from Oklahoma City University.
JEFF F. WHITE. Mr. White joined us in September 2011 as Vice President—Operations. Prior to his current position with us, Mr. White worked for Laredo Petroleum Holdings, Inc. as a completion manager from May 2010 to September 2011. Mr. White also worked as a staff engineer for ConocoPhillips from February 2007 to May 2009. In addition, he worked in various engineering and management positions with Anadarko Petroleum from June 1988 to June 2005. Mr. White received a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. He also received a Bachelor of Science degree in Fishery Biology from New Mexico State University.
RANDALL J. HOLDER. Mr. Holder joined us in November 2011 as General Counsel and Vice President responsible for legal and human resources. Prior to his current position with us, Mr. Holder served as General Counsel and Vice President for Great White Energy Services LLC, an oilfield services company, from November 2008 to November 2011. Mr. Holder served as Executive Vice President and General Counsel for R.L. Hudson and Company, a supplier of molded rubber and plastic components, from February 2007 to October 2008. Mr. Holder was in private practice of law and a member of Holder Betz LLC from February 2005 to February 2007. Mr. Holder served as Vice President and Assistant General Counsel for Dollar Thrifty Automotive Group, a vehicle rental company, from January 2003 to February 2005 and, before that, as Vice President and General Counsel for Thrifty Rent-A-Car System, Inc., a vehicle rental company, from September 1996 to December 2002. He also served as Vice President and General Counsel for Pentastar Transportation Group, Inc. from November 1992 to September 1996, which was wholly-owned by Chrysler Corporation. Mr. Holder started his legal career with Tenneco Oil Company where he served as a Division Attorney providing legal services to the company’s mid-continent division for ten years. Mr. Holder received a Juris Doctorate degree from Oklahoma City University.

Executive Compensation
As an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Overview
This executive compensation section provides an overview of our executive compensation policy and each element of compensation that we provide.

Executive Compensation Policy
Our general compensation policy is guided by several key principles:

•	designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;

•	motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;

•	setting compensation and incentive levels relevant to the market in which the employee provides service; and

•
providing a meaningful portion of the total compensation to our named executive officers in equity, thus assuring an alignment of interests between our senior management level employees and our stockholders.

Our compensation committee determines, subject to the terms of the employment agreements with our named executive officers, the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our named executive officers. We have not retained compensation consultants to advise us on compensation matters. In making compensation decisions with respect to each element of compensation, the compensation considers numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at comparable companies;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	achievement of individual and company performance goals and other expectations relating to the position;

•	comparison to other executives within our company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills; and

•	aligning the compensation of our executives with the performance of our company on both a short-term and long-term basis.
Executive Compensation Program Elements
The following describes each element of our executive compensation program.
Base Salary

Our named executive officers’ base salaries are determined in accordance with their respective employment agreements. Subject to applicable employment agreements, the compensation committee may increase base salaries to align such salaries with market levels for comparable positions in other companies in our industry if we identify significant market changes. Additionally, the compensation committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. The compensation committee may also evaluate our named executive officers’ salaries together with other components of their compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy. Pursuant to the employment agreements with the named executive officers, as amended, the base salaries of such named executive officers can be increased or decreased from time to time by the compensation committee, but not decreased below the original base salary for such executive officer. The current base salaries for Mr. Stice, Mr. Hollis and Mr. White are $400,000, $276,000, and $236,500, respectively.
Discretionary Annual Performance Bonus

In accordance with our named executive officers’ employment agreements, the board of directors will have the authority to award annual cash bonuses to our named executive officers that have achieved their respective performance goals determined by the board of directors for the applicable year. Pursuant to the terms of their respective employment agreements, the amount of the annual cash bonus that each of our named executive officers (with the exception of Mr. Stice) is eligible to receive is equal to 50% of such officer’s annual base salary. Mr. Stice is entitled to receive an annual bonus of at least 66% of his base salary and may receive an annual bonus of up to 133% of such his base salary upon the achievement of performance goals to be determined by the board of directors. Mr. Stice’s target annual bonus is 100% of his base salary upon achievement of his performance goals. We have not established any specific performance goals for our named executive officers. For 2012, the discretionary annual bonuses were paid to our named executive officers based on their respective performances and contribution to our company in 2012 and other factors generally, including our company’s performance in 2012, the value these executives bring to our company, market trends, economic climate, experience, leadership and employee retention. None of these factors was given materially greater weight than the other factors in determining the officers’ bonuses.
Long Term Equity Incentive Compensation

We seek to promote an ownership culture among our executive officers in an effort to enhance our long-term performance. We believe the use of stock and stock-based awards offers the best approach to achieving our compensation goals. In connection with the IPO we adopted the Diamondback Energy, Inc. 2012 Equity Incentive Plan, or the 2012 Plan. The purpose of the 2012 Plan is to enable us, and our affiliates, to attract and retain the services of the types of employees, consultants and directors who will contribute to our long term success and to provide incentives that will be linked directly to increases in share value that will inure to the benefit of our stockholders. The 2012 Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of equity awards. The terms of 2012 Plan are described in more detail below.
Other Compensation and Perquisites

Consistent with our compensation philosophy, our compensation committee provides benefits to our executives that are substantially the same as those currently being offered to our other employees, including health insurance, life and disability insurance and a 401(k) plan. The benefits and perquisites that may be available to our executive officers from time to time in addition to those available to our other employees include a car allowance and club dues. A description of the 401(k) plan is below.

Employment Agreements
The following summarizes the material terms of the employment agreements we have with our named executive officers.

Travis D. Stice. Effective April 2011, we entered into an employment agreement with Mr. Stice, our Chief Executive Officer, which employment agreement was amended and restated on August 20, 2012 and further amended effective January 1, 2013. The employment agreement has a three-year term commencing as of April 18, 2011 and provides for an annual base salary that can be increased or decreased from time to time by the compensation committee, but not decreased below the original base salary of $300,000. For 2013, Mr. Stice’s salary has been set at $400,000. Mr. Stice is also entitled to receive an annual bonus of at least 66% of his base salary and may receive an annual bonus of up to 133% of such his base salary upon the achievement of performance goals to be determined by the board of directors. Mr. Stice’s target annual bonus is 100% of his base salary upon achievement of his performance goals. Mr. Stice is entitled to participate in such life and medical insurance plans and other similar plans that we establish from time to time for our executive employees, and is paid a $900 monthly vehicle allowance. Pursuant to the terms of his employment agreement, prior to the completion of the IPO, Mr. Stice had an option to acquire a 1.0% membership interest in our subsidiary Windsor Permian LLC for an aggregate exercise price of $3.6 million, subject to adjustment in the event of certain asset sales. Such option would have vested in four equal annual installments commencing on the first anniversary of the effective date of Mr. Stice’s employment agreement and would have been exercisable for five years from the effective date of his employment agreement or until his earlier termination. In connection with the completion of the IPO, this option was cancelled and replaced with the right to receive: (a) $1,000,000 in cash, of which two-thirds was payable at the time of the IPO and one-third will be payable on the first anniversary of the IPO if Mr. Stice is still employed by us or if he is terminated by us prior to that date without “cause” as defined below; (b) restricted stock units in an amount equal to $1,000,000 divided by the IPO price per share of $17.50; and (c) options to purchase 300,000 shares of our common stock at the IPO price per share of $17.50. The vesting schedule and exercise rights for these options and the restricted stock units are the same as the original option. Mr. Stice has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Stice’s affiliation with us and for a period of six months thereafter. Mr. Stice’s continued employment with us is “at-will,” meaning that either we or Mr. Stice may terminate the employment relationship at any time and for any reason, with or without notice. However, if (i) we terminate Mr. Stice’s employment without “cause,” (ii) Mr. Stice resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement or a material diminution in Mr. Stice’s position, duties or authority, or (iii) Mr. Stice’s employment is terminated due to death or disability, then we will be obligated to continue paying Mr. Stice’s base annual salary until the expiration of the term of his employment agreement and, in the case of termination without cause or upon death or disability, to honor our obligations with respect to the option described above; provided, in each case, that Mr. Stice continues to comply with the restrictive covenants described above and (except in the case of clause (iii) above) executes a full general release in our favor. Upon his death or disability, Mr. Stice is entitled to his base salary for the remainder of the term and a prorated portion of his minimum bonus for the period prior to such event. In the event Mr. Stice’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses and the option described above effective as of the termination date. For purposes of Mr. Stice’s employment agreement, “cause” is generally defined as Mr. Stice’s (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. In addition, (x) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not Wexford Capital LP or an affiliate of Wexford Capital LP or an underwriter temporarily holding securities pursuant to an offering of securities and there is a material change in Mr. Stice’s position, duties or authority or Mr. Stice is required to move outside a 50 mile radius of Midland, Texas or (y) upon termination without cause or due to death or disability, the options and restricted stock units described above will vest immediately.

Jeff White. Effective September 2011, we entered into an employment agreement with Mr. White, our Vice President—Operations, which employment agreement was amended and restated on August 20, 2012 and further amended effective January 1, 2013. The employment agreement has a three-year term and provides for an annual base salary that can be increased or decreased from time to time by the compensation committee, but not decreased below the original base salary of $220,000. For 2013, Mr. White’s base salary has been set at $236,500. Subject to Mr. White’s achievement of certain performance goals as determined by our board of directors for each fiscal year, Mr. White is entitled to an annual bonus of 50% of his annual base salary. Upon entering into the employment agreement, Mr. White received an $85,000 signing bonus and he received a $170,000 cash bonus in 2012 as a result of the IPO not having been completed within one year of his hiring. Mr. White is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Pursuant to the terms of his employment agreement, prior to the completion of the IPO, Mr. White had an option to acquire a 0.5% membership interest in our subsidiary Windsor Permian LLC for an aggregate exercise price of $2.5 million, subject to adjustment in the event of certain asset sales. Such option would have vested in four equal annual installments commencing on the first anniversary of the effective date of Mr. White’s employment agreement and would have been exercisable for five years from the effective date of his employment agreement or until his earlier termination (except for termination upon death, disability or by us without cause). In connection with the completion of the IPO, this option was cancelled and replaced with the right to receive: (a) $350,000 in cash; (b) restricted stock units in an amount equal to $600,000 divided by the IPO price per share of $17.50; and (c) options to purchase 100,000 shares of our common stock at the IPO price per share of $17.50. The vesting schedule and exercise rights for these options and the restricted stock units are the same as the original option. Mr. White has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. White’s affiliation with us and for a period of six months thereafter. Mr. White’s continued employment with us is “at-will,” meaning that either we or Mr. White may terminate the employment relationship at any time and for any reason, with or without notice. However, if (i) we terminate Mr. White’s employment without “cause,” (ii) Mr. White resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement or a material diminution in Mr. White’s position, duties or authority, or (iii) Mr. White’s employment is terminated due to death or disability, then we will be obligated to continue paying Mr. White’s base annual salary until the expiration of the term of his employment agreement and, in the case of termination without cause or upon death or disability, to honor our obligations with respect to the option described above; provided, in each case, that Mr. White continues to comply with the restrictive covenants described above and (except in the case of clause (iii) above) executes a full general release in our favor. In the event Mr. White’s employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses and the option described above effective as of the termination date. For purposes of Mr. White’s employment agreement, “cause” is generally defined as Mr. White’s (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. In addition, (x) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not Wexford Capital LP, an affiliate of Wexford Capital LP or an underwriter temporarily holding securities pursuant to an offering of securities and there is either a material change in Mr. White’s position, duties or authority or Mr. White is required to move outside a 50 mile radius of Midland, Texas or (y) upon termination without cause or due to death or disability, the options and restricted stock units described above will vest immediately.

Michael Hollis . Effective September 2011, we entered into an employment agreement with Mr. Hollis, our Vice President—Drilling, which employment agreement was amended and restated on August 20, 2012 and further amended effective January 1, 2013. The employment agreement has a three-year term and provides for an annual base salary that can be increased or decreased from time to time by the compensation committee, but not decreased below the original base salary of $230,000. For 2013, Mr. Hollis’ base salary has been set at $276,000. Subject to Mr. Hollis’ achievement of certain performance goals as determined by our board of directors for each fiscal year, Mr. Hollis is entitled to an annual bonus of 50% of his annual base salary. Upon entering into the employment agreement, Mr. Hollis received a $30,000 signing bonus. Mr. Hollis is also entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Pursuant to the terms of his employment agreement, prior to the completion of the IPO, Mr. Hollis had an option to acquire a 0.5% membership interest in our subsidiary Windsor Permian LLC for an aggregate exercise price of $2.5 million, subject to adjustment in the event of certain asset sales. Such option would have vested in four equal annual installments commencing on the first anniversary of the effective date of Mr. Hollis’ employment agreement and would have been exercisable for five years from the effective date of his employment agreement or until his earlier termination (except for termination upon death, disability or by us without cause). In connection with the completion of the IPO, this option was cancelled and replaced with the right to receive: (a) $350,000 in cash; (b) restricted stock units in an amount equal to $600,000 divided by the IPO price per share of $17.50; and (c) options to purchase 100,000 shares of our common stock at the IPO price per share of $17.50. The vesting schedule and exercise rights for these options and the restricted stock units are the same as the original option. Mr. Hollis has agreed to certain restrictive covenants in his employment agreement, including, without limitation, his agreement not to compete with us, not to interfere with any of our employees, suppliers or regulators and not to solicit our customers or employees, in each case during Mr. Hollis’ affiliation with us and for a period of six months thereafter. Mr. Hollis’ continued employment with us is “at-will,” meaning that either we or Mr. Hollis may terminate the employment relationship at any time and for any reason, with or without notice. However, if (i) we terminate Mr. Hollis’ employment without “cause,” (ii) Mr. Hollis resigns for good reason, meaning such resignation follows a material uncured breach by us of the employment agreement or a material diminution in Mr. Hollis’ position, duties or authority, or (iii) Mr. Hollis’ employment is terminated due to death or disability, then we will be obligated to continue paying Mr. Hollis’ base annual salary until the expiration of the term of his employment agreement and, in the case of termination without cause or upon death or disability, to honor our obligations with respect to the option described above; provided, in each case, that Mr. Hollis continues to comply with the restrictive covenants described above and (except in the case of clause (iii) above) executes a full general release in our favor. In the event Mr. Hollis’ employment is terminated for “cause,” our obligations will terminate with respect to the payment of any base salary or bonuses and the option described above effective as of the termination date. For purposes of Mr. Hollis’ employment agreement, “cause” is generally defined as Mr. Hollis’ (a) willful and knowing refusal or failure to perform his duties in any material respect, (b) willful misconduct or gross negligence in performing his duties, (c) material breach of his employment agreement or any other agreement with us, (d) conviction of, or a plea of guilty or nolo contendere to, a criminal act that constitutes a felony or involves fraud, dishonesty or moral turpitude, (e) indictment for a felony involving embezzlement, theft or fraud, (f) filing of a voluntary, or consent to an involuntary, bankruptcy petition, (g) dishonesty in connection with his responsibilities as an employee or (h) failure to comply with directives of our board of directors. In addition, (x) in the event that more than 50% of the combined voting power of our then outstanding stock is controlled by one or more parties that is not Wexford Capital LP, an affiliate of Wexford Capital LP or an underwriter temporarily holding securities pursuant to an offering of securities and there is either a material change in Mr. Hollis’ position, duties or authority or Mr. Hollis is required to move outside a 50 mile radius of Midland, Texas or (y) upon termination without cause or due to death or disability, the options and restricted stock units described above will vest immediately.

2012 Plan
Eligible award recipients under the 2012 Plan are employees, consultants and directors of our company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards under the plan, including incentive stock options, may not exceed 2,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. At any time after the Company is subject to the deduction limitations under Section 162(m) of the Internal Revenue Code, the maximum number of shares of common stock issuable under our equity incentive plan to any one participant during a calendar year shall not exceed 1,000,000 shares.

Share Reserve. The aggregate number of shares of common stock initially authorized for issuance under the plan is 2,500,000 shares. However, (i) shares covered by an award that expires or otherwise terminates without having been exercised in full and (ii) shares that are forfeited to, or repurchased by, us pursuant to a forfeiture or repurchase provision under the plan may return to the plan and be available for issuance in connection with a future award.

Administration. Our board of directors (or our compensation committee or any other committee of the board of directors as may be appointed by our board of directors from time to time) administers the plan. Among other responsibilities, the plan administrator selects participants from among the eligible individuals, determines the number of shares that will be subject to each award and determines the terms and conditions of each award, including methods of payment, vesting schedules and limitations and restrictions on awards. The plan administrator may amend, suspend, or terminate the plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements. Unless terminated earlier, our equity incentive plan will terminate in October 2022.

Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The plan administrator determines the exercise price of a stock option, provided that the exercise price of a stock option generally cannot be less than 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of our common stock on the date of grant, except when assuming or substituting options in limited situations such as an acquisition. Generally, options granted under the plan vest ratably over a five-year period and have a term of ten years (five years in the case of an incentive stock option granted to a more than 10% stockholder), unless specified otherwise by the plan administrator in the option agreement.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock previously owned by the optionee, (iv) stock withholding and (v) other legal consideration approved by the plan administrator, such as exercise with a full recourse promissory note (not applicable for directors and executive officers).

Unless the plan administrator provides otherwise (solely with respect to intervivos transfers to certain family members and estate planning vehicles), nonstatutory options generally are not transferable except by will or the laws of descent and distribution. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death. Incentive stock options are not transferable except by will or the laws of descent and distribution.

Restricted Awards. Restricted awards are awards of either actual shares of common stock (e.g., restricted stock awards), or of hypothetical share units (e.g., restricted stock units) having a value equal to the fair market value of an identical number of shares of common stock, that will be settled in the form of shares of common stock upon vesting or other specified payment date, and which may provide that such restricted awards may not be sold, transferred, or otherwise disposed of for such period as the plan administrator determines. The purchase price and vesting schedule, if applicable, of restricted awards are determined by the plan administrator. A restricted stock unit is similar to a restricted stock award except that participants holding restricted stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

Performance Awards. Performance awards entitle the recipient to vest in or acquire shares of common stock, or hypothetical share units having a value equal to the fair market value of an identical number of shares of common stock that will be settled in the form of shares of common stock upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the plan. Performance goals will be established by the plan administrator based on one or more business criteria that apply to the plan participant, a business unit, or our company and our affiliates. Performance goals will be objective and will be intended to meet the requirements of Section 162(m) of the Internal Revenue Code. Performance goals must be determined prior to the time 25% of the service period has elapsed but not later than 90 days after the beginning of the service period. No payout will be made on a performance award granted to a named executive officer unless all applicable performance goals and service requirements are achieved. Performance awards may not be sold, assigned, transferred, pledged or otherwise encumbered and terminate upon the termination of the participant’s service to us or our affiliates.

Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with the granting of any option under the plan. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The exercise price of a stock appreciation right granted independent of an option is determined by the plan administrator, but as a general rule will be no less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the related option. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. Payment will be made in cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the plan administrator.

Adjustments in capitalization. In the event that there is a specified type of change in our common stock without the receipt of consideration by us, such as pursuant to a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, appropriate adjustments will be made to the various limits under, and the share terms of, the plan including (i) the number and class of shares reserved under the plan, (ii) the maximum number of stock options and stock appreciation rights that can be granted to any one person in a calendar year and (iii) the number and class of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of a change in control transaction (other than a transaction resulting in Wexford Capital LP or an entity controlled by, or under common control with Wexford Capital LP maintaining direct or indirect control over the Company), or a corporate transaction such as a dissolution or liquidation of our company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of the assets of our company or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the plan administrator. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days.

401(k) Plan
We participate in a 401(k) Plan. Employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. Each pay period we make a matching contribution to each employee’s deferral, not to exceed six percent. An employee’s interests in his or her deferrals are 100% vested when contributed. An employee’s interests in the matching contribution are vested at the rate of 20% for each completed year of eligibility. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan, and all contributions are deductible by us when made.

Effect of Our Compensation Policies and Practices on Risk and Risk Management
The Compensation Committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and appropriate risk-taking over the long term. With respect to specific elements of compensation:

•
We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance.

•
We believe that annual base salaries for our named executive officers do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee or the board of directors upon the recommendation of our compensation committee, as the case may be, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our peer group companies, and therefore do not encourage our named executive officers to be overly conservative with respect to taking appropriate amount of risk to increase stockholder value.

•
Our annual bonuses are designed to award achievement of short-term results. The payment and amounts of such bonuses are within the discretion of and determined by our compensation committee or the board of directors upon the recommendation of our compensation committee, as the case may be, based on the Company’s performance for the prior fiscal year and annual performance evaluations of our named executive officers.

•
Stock options and restricted stock units granted to our named executive officers are subject to time vesting provisions. We award stock options to align compensation with company performance, as the options become valuable to the executive only if the stock price increases from the date of grant. Also, stock options require a long-term commitment by executives to realize the appreciation potential of the options. We award restricted stock units to ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that our long-term equity awards do not encourage excessive risk taking that may be associated with equity awards that vest based strictly on achieving certain targets. We also believe that our long-term equity awards provide incentive to our named executive officers to take appropriate amount of risk.

•
As described above in the discussion of the employment agreements of the named executive officers, our named executive officers are entitled to certain benefits that are payable upon the occurrence of their termination without “cause,” resignation for “good reason,” or certain change in control transactions.

Based on the foregoing, the Compensation Committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.
Report of the Compensation Committee on Executive Compensation
The compensation committee has reviewed and discussed the foregoing summary of Executive Compensation with management. Based on its review and discussion with management, the compensation committee recommended that the summary of Executive Compensation be included in this proxy statement.
Respectfully submitted by the compensation committee:
Michael P. Cross, Chairman
David L. Houston
Mark L. Plaumann

Compensation Committee Interlocks and Insider Participation
No current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.
Compensation Tables
2012 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer and our two other highest paid executive officers for the fiscal years ended December 31, 2012 and December 31, 2011.

Name and Principal Position				Stock		All Other
	Year	Salary ($)	Bonus ($)(1)	Awards ($)(2)(3)	Option Awards ($)(2)(3)	Compensation ($)(4)	Total ($)
Travis D. Stice (5)	2012	$300,000	$1,023,771	$1,000,003	$1,257,526	$30,754	$3,612,054
Chief Executive Officer	2011	$115,880	$225,000	—	$1,452,851	$5,874	$1,799,605

Jeffrey F. White	2012	$220,000	$624,500	$600,005	$458,365	$1,023	$1,903,893
Vice President–Operations	2011	$55,846	$112,500	—	$576,657	$309	$748,561

Michael L. Hollis (6)	2012	$230,000	$493,750	$600,005	$454,243	$14,989	$1,792,987
Vice President—Drilling
_______________

(1)
In 2011, Mr. Stice received a $225,000 annual incentive bonus and Mr. White received an $85,000 signing bonus and a $27,500 annual incentive bonus. In 2012, Mr. Stice received a $357,104 annual incentive bonus and a $666,667 bonus pursuant to the terms of his employment agreement related to the IPO, Mr. White received a $104,500 annual incentive bonus and a total of $520,000 in bonuses pursuant to the terms of his employment agreement related to the IPO, and Mr. Hollis received a $143,750 annual incentive bonus and a $350,000 bonus pursuant to the terms of his employment agreement related to the IPO.

(2)
The amounts shown reflect the grant date fair value of restricted stock units and stock options granted respectively, determined in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K, filed with the SEC on March 1, 2013, regarding assumptions underlying valuations of equity awards for 2012 and 2011. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal 2012 Year End” table.

(3)
In connection with the IPO and the 2012 Plan, the options awarded in 2011 were canceled and replaced with the right to receive a cash payment, restricted stock units and stock options. Such grant of new awards is deemed to be a modification of old awards and was accounted for as a modification of the original awards. The modification date for these awards was October 11, 2012, which was the date of IPO pricing of $17.50 per share. Mr. Stice, Mr. White and Mr. Hollis received cash payments of $666,667, $350,000 and $350,000, respectively, and Mr. Stice will receive an additional cash payment $333,333 on October 11, 2013. Mr. Stice,

Mr. White, and Mr. Hollis also received 57,143, 34,286 and 34,286 restricted stock units, respectively, and options to purchase 300,000, 100,000 and 100,000 shares of our common stock at $17.50, respectively.

(4)
Amounts in 2011 for Mr. Stice include our 401(k) plan contributions of $1,832, car allowance of $3,666 and life insurance premium payments of $377. Amounts in 2011 for Mr. White include life insurance premium payments of $309. Amounts in 2012 for Mr. Stice include our 401(k) plan contributions of $18,792, car allowance of $10,800, and life insurance premium payments of $1,162. Amounts in 2012 for Mr. White include life insurance premium payments of $1,023. Amounts in 2012 for Mr. Hollis include our 401(k) plan contributions of $13,920 and life insurance premium payments of $1,069.

(5)	Mr. Stice became our President and Chief Operating Officer in April 2011. On January 1, 2012, Mr. Stice resigned as President and Chief Operating Officer and became our Chief Executive Officer.
(6) Mr. Hollis became our Vice President—Drilling in September 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer and our two other highest paid executive officers at December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Travis D. Stice	75,000	225,000(2)	$17.50	04/18/2016	42,857(3)	$819,426

Jeffrey F. White	25,000	75,000(4)	$17.50	09/30/2016	25,715(5)	$491,671

Michael L. Hollis	25,000	75,000(6)	$17.50	9/12/2016	25,715(7)	$491,671
_______________

(1)
Market value of shares or units that have not vested is based on the closing price of $19.12 per share of our common stock on The NASDAQ Global Select Market on December 31, 2012, the last trading day of 2012.

(2)	These options will vest in three remaining approximately equal annual installments beginning on April 18, 2013.

(3)	These restricted stock units vest in three remaining approximately equal annual installments beginning on April 18, 2013.

(4)	These options will vest in three remaining approximately equal annual installments beginning on September 30, 2013.

(5)	These restricted stock units vest in three remaining approximately equal annual installments beginning on September 30, 2013.

(6)	These options will vest in three remaining approximately equal annual installments beginning on September 12, 2013.

(5)	These restricted stock units vest in three remaining approximately equal annual installments beginning on September 12, 2013.

2012 DIRECTOR COMPENSATION

The following table contains information with respect to 2012 compensation of our directors who served in such capacity during that year, except that the 2012 compensation of those directors who are also our named executive officers is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Steven E. West (2)	5,000	$116,655	—	121,655
Michael P. Cross (2)	11,250	$116,655	—	127,905
David L. Houston (2)	11,250	$116,655	—	127,905
Mark L. Plaumann (2)	11,250	$116,655	—	127,905
Paul J. Jacobi (2)(3)	—	$116,655	—	116,655
_______________

(1)
The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K, filed with the SEC on March 1, 2013, regarding assumptions underlying valuations of equity awards for 2012.

(2)
In October 2012, each non-employee director was granted 6,666 restricted stock units which vest in three annual installments of 2,222 restricted stock units, the first of which occurred on October 17, 2012, with the two remaining equal annual installments occurring on each anniversary of such date.

(3)	Mr. Jacobi resigned as a director of our company effective November 14, 2012.

Director Compensation

In November 2012, our board of directors approved a change to the fee component of director compensation to provide for annual fees for non-employee directors of the Company in the amounts $20,000 for each director; plus an additional annual payment of $15,000 for the chairperson and $10,000 for each other member of the Audit Committee and $10,000 for the chairperson and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.

Prior to the implementation of this policy, non-employee directors received a monthly retained of $1,000 and a per meeting attendance fee of $500 and reimbursement of all ordinary and necessary expenses incurred in the conduct of our business.
As described above, directors are also eligible award recipients under the 2012 Plan. In October 2012, each non-employee director was granted 6,666 restricted stock units which vest in three annual installments of 2,222 restricted stock units, the first of which occurred on October 11, 2012, with the two remaining equal annual installments occurring on each anniversary of such date.

Stock Ownership
Holdings of Major Stockholder
The following table sets forth certain information regarding the beneficial ownership as of April 1, 2013 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
DB Energy Holdings LLC	16,414,622 (2)	44.4%
c/o Wexford Capital LP 411 West Putnam Avenue Greenwich, CT 06830
Gulfport Energy Corporation	7,914,036 (3)	21.4%
14313 North May Avenue, Suite 100 Oklahoma City, Oklahoma 73134
Wellington Management Company, LLP	3,747,150 (4)	10.1%
280 Congress Street Boston, MA 02210
_______________

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 36,986,532 shares of common stock outstanding as of April 1, 2013.

(2)
Based solely on Schedule 13D/A filed with the SEC on December 11, 2012 by DB Energy Holdings LLC (“DB Holdings”), Wexford Spectrum Fund, L.P. (“WSF”), Wexford Catalyst Fund, L.P. (“WCF”), Spectrum Intermediate Fund Limited (“SIF”), Catalyst Intermediate Fund Limited (“CIF,” and together with DB Holdings, WSF, WCF and SIF, the “Funds”), Wexford Capital LP (“Wexford Capital”), Wexford GP LLC (“Wexford GP”), Charles E. Davidson (“Mr. Davidson”), and Joseph M. Jacobs (“Mr. Jacobs”). DB Holdings is a holding company managed by Wexford Capital. WSF, WCF, SIF and CIF are investment funds managed by Wexford Capital. Wexford Capital is an investment advisor registered with the SEC, and manages a series of investment funds. Wexford GP is the general partner of Wexford Capital. Mr. Davidson and Mr. Jacobs are the managing members of Wexford GP. DB has shared voting and dispositive power over 15,457,020 shares. WSF has shared voting and dispositive power over 184,408 shares. WCF has shared voting and dispositive power over 29,144 shares. SIF has shared voting and dispositive power over 621,479 shares. CIF has shared voting and dispositive power over 122,571 shares. Wexford Capital, Wexford GP, Mr. Davidson and Mr. Jacobs have shared voting and dispositive power over 16,414,622 shares. Wexford Capital may, by reason of its status as manager or investment manager of the Funds, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Wexford GP may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Mr. Davidson and Mr. Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which the Funds possess beneficial ownership. Each of Wexford Capital, Wexford GP, Mr. Davidson and Mr. Jacobs disclaims beneficial ownership of the securities owned by the Funds except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in the Funds.

(3)
Based solely on Schedule 13G filed with the SEC on February 12, 2013 by Gulfport Energy Corporation. Gulfport Energy Corporation reported sole voting and dispositive power of such shares of common stock.

(4)
Based solely on Schedule 13G/A filed with the SEC on March 11, 2013 by Wellington Management Company, LLP. These shares are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management has shared voting power over 3,468,678 shares and shared dispositive power over 3,747,150 shares.

Holdings of Officers and Directors
The following table sets forth certain information regarding the beneficial ownership as of April 1, 2013 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Travis D. Stice (2)	181,372	*
Jeffrey F. White (3)	33,572	*
Michael L. Hollis (4)	33,572	*
Steven E. West (5)	2,222	*
Michael P. Cross (5)	2,222	*
David L. Houston (5)	2,222	*
Mark L. Plaumann (5)	2,222	*
Directors and Executive Officers as a Group (12 persons)	378,096	*
_______________
*Less than 1%.

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are exercisable as of April 1, 2013, or exercisable within 60 days of April 1, 2013, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 36,986,532 shares of common stock outstanding as of April 1, 2013. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options that are not exercisable as of April 1, 2013 or within 60 days of April 1, 2013.

(2)
Primarily includes options to purchase 150,000 shares of our common stock, of which 75,000 will vest on April 18, 2013 and 28,572 restricted stock units, of which 14,286 restricted stock units which will vest on April 18, 2013. These 28,572 restricted stock units will not be settled until the first business day coincident with or next following the date of the first open trading window to occur after April 5, 2013, but no later than December 31, 2013. Excludes (i) options to purchase 150,000 shares of our common stock and (ii) 28,571 restricted stock units, which will vest, in each case, in two remaining approximately equal annual installments beginning on April 18, 2014.

(3)
Includes options to purchase 25,000 shares of our common stock and 8,572 restricted stock units, which restricted stock units will not be settled until the first business day coincident with or next following the date of the first open trading window to occur after April 5, 2013, but no later than December 31, 2013. Excludes (i) options to purchase 75,000 shares of our common stock and (ii) 25,715 restricted stock units, which will vest, in each case, in three remaining approximately equal annual installments beginning on September 30, 2013.

(4)
Includes options to purchase 25,000 shares of our common stock and 8,572 restricted stock units, which restricted stock units will not be settled until the first business day coincident with or next following the date of the first open trading window to occur after April 5, 2013, but no later than December 31, 2013. Excludes (i) options to purchase 75,000 shares of our common stock and (ii) 25,715 restricted stock units, which will vest, in each case, in three remaining approximately equal annual installments beginning on September 12, 2013.

(5)
Includes restricted stock units that will not be settled until the first business day coincident with or next following the date of the first open trading window to occur after April 5, 2013, but no later than December 31, 2013. Excludes 4,444 restricted stock units, which will vest in two remaining equal annual installments beginning on October 11, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2012 applicable to our officers and directors and such other persons were filed on a timely basis with the following exceptions: (i) Travis D. Stice filed a late Form 4 that covered one late transaction; (ii) Teresa L. Dick filed a late Form 4 that covered one transaction; and (iii) Russell D. Pantermuehl filed a late Form 4 that covered one transaction.
Certain Relationships and Related Transactions
Review and Approval of Related Party Transactions
Our board of directors has adopted a policy regarding related party transactions. Under the policy, the audit committee reviews and approves all relationships and transaction in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest. The policy provides that, the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	a transaction involving compensation of directors;

•
a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;

•	a transaction with a related party involving less than $120,000;

•
a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•
a transaction involving indemnification payments and payments under directors and officers indemnification insurance policies made pursuant to our certificate of incorporation or bylaws or pursuant to any policy, agreement or instrument of the Company or to which the Company is bound; and

•	a transaction in which the interest of the related party arises solely from indebtedness of a 5% shareholder or an “immediate family member” of a 5% shareholder.
The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.
Prior to the implementation of this policy and the adoption of the Code of Business Conduct and Ethics, the review and approval of related party transactions was the responsibility of our management, and all of the transactions discussed under “Related Party Transactions” below have been approved by our management, subject to a conflicts of interest policy set forth in our employee handbook, pursuant to which all of our employees must avoid any situations where their personal outside interest could conflict, or even appear to conflict, with the interests of the Company. Although our management believes that the terms of the related party transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.
Gulfport Transaction and Investor Rights Agreement
On May 7, 2012, we entered into an agreement with Gulfport Energy Corporation, or Gulfport, in which we agreed to acquire from Gulfport, prior to the effectiveness of the registration statement relating to our initial public offering, all of Gulfport’s oil and natural gas properties in the Permian Basin in exchange for (i) shares of our common stock representing 35% of our common stock outstanding immediately prior to the closing of our initial public offering and (ii) approximately $63.6 million in the form of a non-interest bearing promissory note that was repaid in full upon the closing of our initial public offering. The Gulfport transaction was completed on October 11, 2012. The aggregate consideration payable to Gulfport was subject to a post-closing cash adjustment calculated to be approximately $18.6 million and paid to Gulfport in January 2013. Under the agreement, Gulfport is generally responsible for all liabilities and obligations with respect to its Permian Basin properties arising prior to the closing of the transaction and we are responsible for such liabilities and obligations arising after the closing of the transaction. At the closing of the Gulfport transaction, we entered into an investor rights agreement with Gulfport in which Gulfport was granted certain (i) demand and “piggyback” registration rights, (ii) director nomination rights and (iii) information rights. Mr. David Houston, one of our directors, was designated by Gulfport in accordance with its director nomination rights. Mike Liddell, who served as the Operating Member and Chairman of our subsidiary Diamondback O&G LLC (formerly known as Windsor Permian LLC) prior to the completion of our IPO, is the

Chairman of the Board and a director of Gulfport and has a 10% interest in DB Holdings. Charles E. Davidson, the Chairman and Chief Investment Officer of Wexford Capital, beneficially owned approximately 13.3% of Gulfport’s outstanding common stock as of December 5, 2011 and approximately 9.5% as of March 13, 2012, which interest was reduced to less than 1% as of September 28, 2012.
Administrative Services
We entered into a shared services agreement, dated March 1, 2008, with Everest Operations Management LLC (formerly, Windsor Energy Resources LLC), or Everest, an entity controlled by Wexford Capital, our equity sponsor. Under this agreement, Everest provided us with administrative and payroll services and office space in Oklahoma City, Oklahoma and we reimbursed Everest in an amount determined by Everest’s management based on estimates of the amount of office space provided and the amount of its employees’ time spent performing services for us. The reimbursement amounts were determined based upon underlying salary costs of employees performing Company related functions, payroll, revenue or headcount relative to other companies managed by Everest, or specifically identified invoices processed, depending on the nature of the cost. The initial term of the shared services agreement with Everest was two years. Since the expiration of such two-year period on March 1, 2010, the agreement, by its terms, continued on a month-to-month basis until we discontinued all services under this shared services agreement prior to the closing of our IPO. For the year ended December 31, 2012, we incurred total costs to Everest of approximately $4.4 million, and at December 31, 2012, we owed $13,000 to Everest under this shared services agreement.
Effective January 1, 2012, we entered into a shared services agreement with Everest under which we provide Everest and, at its request, certain of its affiliates with consulting, technical and administrative services, including payroll, human resources administration, accounts payable and treasury services. The initial term of this shared services agreement is two years. Upon expiration of the initial term, the agreement will continue on a month-to-month basis until cancelled by either party upon thirty days’ prior written notice. Everest, or its affiliates, reimburse us for our dedicated employee time and administrative costs based on the pro rata share of time our employees spend performing these services, including pro rata benefits and bonuses of such employees. For the year ended December 31, 2012, Everest and its affiliates reimbursed us $2.1 million for services and overhead under this shared services agreement and, at December 31, 2012, Everest and its affiliates owed us $1,000.
Windsor Permian
In connection with the completion of our IPO, we acquired all the equity interests in Diamondback O&G LLC and Windsor UT LLC from Wexford Capital in exchange for 14,697,496 shares of our common stock.
Subordinated Note
Effective May 14, 2012, we issued a subordinated note to an affiliate of Wexford Capital pursuant to which, as amended, the Wexford Capital affiliate could, from time to time, advance up to an aggregate of $45.0 million. These advances were solely at the lender’s discretion and neither Wexford Capital nor any of its affiliates had any commitment or obligation to provide future capital support to us. The note bore interest at a rate equal to LIBOR plus 0.28% or 8% per annum, whichever was lower. Interest was due quarterly in arrears beginning on July 1, 2012. Interest payments were payable in kind by adding such amounts to the principal balance of this note. The unpaid principal balance and all accrued interest on the note were due and payable in full on January 31, 2015 or the earlier completion of our IPO. Any indebtedness evidenced by this note was subordinate in the right of payment to any indebtedness outstanding under our revolving credit facility. On September 30, 2012, there was $30.0 million in aggregate principal amount outstanding under this note. We repaid the outstanding borrowings under this note with a portion of the net proceeds of our IPO.
Drilling Services
Bison Drilling and Field Services LLC, or Bison, has performed drilling and field services for us under master drilling agreements and master field services agreements. These agreements are terminable by either party on 30 days’ prior written notice, although neither party will be relieved of its respective obligations arising from a drilling contract being performed prior to such termination. Bison was a wholly-owned subsidiary of Diamondback O&G LLC until March 31, 2011, when various entities controlled by Wexford Capital started contributing capital to Bison. These contributions aggregated $11.5 million and ultimately diluted Diamondback O&G LLC’s ownership interest to 52.2%. In September 2011, Diamondback O&G LLC sold a 25% interest in Bison to Gulfport for $6.0 million, subject to adjustment. At the time of the transaction, an affiliate of Wexford Capital beneficially owned approximately 13.3% of Gulfport’s common stock, but that ownership is now less than 1%. In April 2012, Gulfport increased its ownership interest in Bison to 40%. As a result of these transactions, Diamondback O&G LLC’s ownership interest in Bison was reduced to 22%, with the remaining equity interests in Bison held by Gulfport and various entities controlled by Wexford Capital. In June 2012, Diamondback O&G LLC distributed its remaining interest in Bison to its member, which are entities controlled by Wexford Capital. For the year ended December 31, 2012, we were billed $16.0 million by Bison for drilling services. We owed $120,000 to Bison as of December 31, 2012.
Midland Lease
We occupy our corporate headquarters in Midland, Texas under a five-year lease, effective May 15, 2011, with Fasken Midland, LLC, or Fasken, an entity controlled by an affiliate of Wexford Capital. During the year ended December 31, 2012, we paid $155,000 to Fasken under this lease. The current monthly rent of $11,284 under the lease will increase approximately 4% annually on June 1 of each year during the remainder of the lease term except on May 1, 2013 and June 1, 2013, our monthly rent under the lease will increase by approximately 9% and 3%, respectively. We are currently in discussions with Fasken to lease, beginning this fall, approximately 4,000 additional square feet of office space at our corporate headquarters for an initial base rent of approximately $8,000 per month.
Oklahoma City Lease
We occupy office space in Oklahoma City, Oklahoma under a sixty-seven month lease agreement, effective January 1, 2012, with Caliber Investment Group, LLC, or Caliber, an entity controlled by an affiliate of Wexford Capital. During the year ended December 31, 2012, we paid $329,000 to Caliber under this lease. Our monthly base rent will be $16,687 for the remainder of the lease term. We are also responsible for paying a portion of specified costs, fees and expenses associated with the operation of the premises. We are currently negotiating an amendment to this agreement with Caliber to lease additional square footage, which we anticipate would increase our monthly base rent by approximately $2,500.
Area of Mutual Interest and Related Agreements
Effective as of November 1, 2007, we and Gulfport entered into an area of mutual interest agreement to jointly acquire oil and gas leases in the Permian Basin. The agreement provides that each party must offer the other party the right to participate in 50% of each such acquisition. The parties also agreed, subject to certain exceptions, to share third-party costs and expenses in proportion to their respective participating interests and pay certain other fees as provided in the agreement. The agreement, which continued in force on a month-to-month basis, was terminated upon Gulfport’s contribution to us of its oil and gas properties located in the Permian Basin.
In connection with the area of mutual interest agreement, we, Gulfport and Windsor Energy Group, L.L.C., or Energy Group, an entity controlled by Wexford Capital, as the operator, entered into a joint development agreement, effective as of November 1, 2007, pursuant to which we and Gulfport agreed to develop certain jointly-held oil and gas leases in the Permian Basin and Energy Group agreed to act as the operator under the terms of a joint operating agreement, effective as of November 1, 2007. In the event either party had a majority interest in a prospect (as defined in the development agreement), the majority party could designate the operator of its choice. The parties agreed to designate Energy Group as the operator with respect to the contract area as provided in the joint operating agreement. As operator of these properties, Energy Group was responsible for the daily operations, monthly operation billings and monthly revenue disbursements for the properties in which we held an interest. Effective February 26, 2010, the agreement with Energy Group was terminated and we became the operator of these properties. Upon becoming operator effective February 26, 2010, we began providing joint interest billing services. For the year ended December 31, 2012, we billed Gulfport $46.4 million, and we billed an entity controlled by Wexford Capital $2.0 million for such services. At December 31, 2012, Gulfport owed us $0.7 million, and the Wexford Capital controlled entity owed us zero. Our joint development agreement with Gulfport was terminated in October 2012 upon Gulfport’s contribution to us of its oil and gas properties located in the Permian Basin.
Investment in Muskie Holdings LLC
During 2011, Diamondback O&G LLC purchased certain assets, real estate and rights in a lease covering land in Wisconsin that is prospective for mining oil and natural gas fracture grade sand for $4.2 million from an unrelated third party. On October 7, 2011, Diamondback O&G LLC contributed these assets, real estate and lease rights to a newly-formed entity, Muskie Holdings LLC, or Muskie, in exchange for a 48.6% equity interest. The remaining equity interests in Muskie are held 25% by Gulfport and 26.4% by entities controlled by Wexford Capital. Through additional contributions from the Wexford Capital-controlled entities to Muskie, Diamondback O&G LLC’s equity interest decreased to approximately 33%. In June 2012, Diamondback O&G LLC distributed its remaining interest in Muskie to its member, which is an entity controlled by Wexford Capital.
MidMar
We are party to a gas purchase agreement, dated May 1, 2009, as amended, with MidMar Gas LLC, or MidMar, an entity that owns a gas gathering system and processing plant in the Permian Basin. Under this agreement, MidMar is obligated to purchase from us, and we are obligated to sell to MidMar, all of the gas conforming to certain quality specifications produced from certain of our Permian Basin acreage. Following the expiration of the initial ten-year term, the agreement will continue on a year-to-year basis until terminated by either party on 30 days’ written notice. Under the gas purchase agreement, MidMar is obligated to pay us 87% of the net revenue received by MidMar for all components of our dedicated gas, including liquid hydrocarbons, and the sale of residue gas, in each case extracted, recovered or otherwise processed at MidMar’s gas processing plant, and 94.56% of the net revenue received by MidMar from the sale of such gas components and residue gas, extracted, recovered or otherwise processed at the Chevron Headlee plant. Travis D. Stice, our Chief Executive Officer, has served as a manager on MidMar’s board of managers since April 2011 and as Vice President and Secretary of MidMar since April 2012. An entity controlled by Wexford Capital in which Gulfport and certain entities controlled by Wexford Capital are members owns approximately a 28% equity interest in MidMar. The remaining equity interests in MidMar are owned by nonaffiliated third parties. For the year ended December 31, 2012, MidMar paid us $3.0 million, and at December 31, 2012, MidMar owed us $6,000 for our portion of the net proceeds from the sale of such gas products and residue gas by MidMar.
Advisory Services Agreement
During the period January 1, 2012 through October 11, 2012, Wexford Capital provided certain professional services to us, for which we were billed approximately $0.2 million. On October 11, 2012, we entered into an advisory services agreement with Wexford Capital under which Wexford Capital agreed to provide us with general financial and strategic advisory services related to our business in return for an annual fee of $500,000, plus reasonable out-of-pocket expenses. This agreement has a term of two years and will continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event we terminate the agreement, we are obligated to pay all amounts due through the remaining term of the agreement. In addition, in this agreement we have agreed to pay Wexford Capital to-be-negotiated market-based fees approved by our independent directors for such services as may be provided by Wexford Capital at our request in connection with future acquisitions and divestitures, financings or other transactions in which we may be involved. The services provided by Wexford Capital under the advisory services agreement will not extend to our day-to-day business or operations. In this agreement, we have agreed to indemnify Wexford Capital and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford Capital’s or its affiliates’ gross negligence or willful misconduct.
Registration Rights
We have entered into a registration rights agreement with DB Holdings and an investor rights agreement with Gulfport. Under these agreements, each of DB Holdings and Gulfport has certain demand and “piggyback” registration rights.

Proposal to Ratify the Appointment of Our Independent Auditors
(Item 2 on the Proxy Card)

What am I voting on?
You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2013. The Audit Committee has appointed Grant Thornton to serve as independent auditors.
What services do the independent auditors provide?
Audit services of Grant Thornton for fiscal 2012 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.
How much were the independent auditors paid in 2011 and 2012?
Grant Thornton’s fees for professional services totaled $193,000 for 2011 and $936,000 for 2012. Grant Thornton’s fees for professional services included the following:

•
Audit Fees – aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters were $179,000 in 2011 and $904,000 in 2012.

•	Audit-Related Fees – aggregate fees for audit-related services were zero in 2011 and 2012.

•	Tax Fees– aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning, were $14,000 in 2011 and $32,000 in 2012.

•	All Other Fees – aggregate fees for all other services, were zero in 2011 and 2012.
Does the Audit Committee approve the services provided by Grant Thornton?
It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP subsequent to our initial public offering in October 2012 and the formation of our audit committee were pre-approved by our audit committee.
Will a representative of Grant Thornton LLP be present at the meeting?
Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.
What vote is required to approve this proposal?
Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.
Has Grant Thornton LLP always served as Diamondback’s independent auditors?
Grant Thornton has served as our independent auditors since 2011.
What does the board of directors recommend?
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2013.

Solicitation by Board; Expenses of Solicitation
Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.
Submission of Future Stockholder Proposals
Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2014 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than January 7, 2014.
Stockholders who wish to propose a matter for action at the 2014 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 3, 2014 and March 5, 2014. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below.
All written proposals should be directed to Randall J. Holder, Corporate Secretary, Diamondback Energy, Inc., 14301 Caliber Drive, Oklahoma City, Oklahoma 73134.
The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 9 of this proxy statement.
Availability of Form 10-K and Annual Report to Stockholders
SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Secretary, Diamondback Energy, Inc., 14301 Caliber Drive, Oklahoma City, Oklahoma 73134 or via the Internet at www.diamondbackenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.
Householding
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.
If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•
If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.
Other Matters
The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
Diamondback Energy, Inc.
This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Travis Stice, Teresa Dick and Randall Holder (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Diamondback Energy, Inc. (the “Company”) to be held on June 3, 2013 at 2:00 p.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the 2013 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.
THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.
(Continued and to be marked, dated and signed on reverse side.)

Ù	Detach here from proxy voting card.	Ù

DIAMONDBACK ENERGY, INC.
	FOR	WITHOLD AUTHORITY

	all nominees listed (except as withheld)	to vote for nominees listed

	☐		☐

Proposal 1 - ELECTION OF DIRECTORS

01 Steven E. West	☐		☐

02 Michael P. Cross	☐		☐

03 Travis D. Stice	☐		☐

04 David L. Houston	☐		☐

05 Mark L. Plaumann	☐		☐

Proposal 2 -Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2013		For	Against	Abstain
		☐	☐	☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1 AND FOR PROPOSAL 2 IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION.
IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.
Signature ___________________ Signature, if held jointly __________________ Dated _________, 2013
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Proxy – Diamondback Energy, Inc.
You are cordially invited to attend the Annual Meeting of Stockholders
To be held on June 3, 2013, at
2:00 p.m. Oklahoma City time, at
6300 Waterford Boulevard, Oklahoma City, Oklahoma 73118.